Exhibit 10.24
EXECUTION COPY
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement is entered into as of October 1, 2009, among the Laboratorio Volta S.A., a sociedad anónima cerrada organized and existing under the laws of Chile (“Volta”), Farmacias Ahumada S.A., a sociedad anónima abierta organized and existing under the laws of Chile (“FASA”), FASA Chile S.A., a sociedad anónima cerrada organized and existing under the laws of Chile (“FASA Chile” and collectively with Volta and FASA, the “Sellers”), OPKO Chile Limitada, a sociedad de responsabilidad limitada organized and existing under the laws of Chile, (“OPKO Chile), and Inversiones OPKO Limitada, a sociedad de responsabilidad limitada organized and existing under the laws of Chile, (“OPKO” and together with OPKO Chile, the “Buyers”) for the sale and transfer from the Sellers to the Buyers of 100% of Pharma Genexx S.A., a sociedad anónima cerrada organized and existing under the laws of Chile (the “Company”).
Preliminary Statements
     A. The Company is engaged principally in the business of importation, commercialization and distribution of pharmaceutical products and medical devices for the government, private and institutional markets.
     B. Volta owns 60 (sixty) shares of the Company, FASA owns 59 (fifty nine) shares of the Company and FASA Chile owns one (1) share of the Company, all representing 100% of the issued and outstanding shares of the Company (the “Shares”) and desire to sell to the Buyers at Closing, and the Buyers desire to acquire, on the terms and subject to the conditions set forth in this Agreement, all of the Shares from each of the Sellers, following which the Buyers will own 100 percent of the issued and outstanding shares of the Company.
Agreement
     In consideration of the preliminary statements and the respective representations and warranties, covenants and agreements contained in this Agreement, the parties agree as set forth below.
ARTICLE 1
Definitions
     In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:
     “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
     “Agreement” means this Agreement together with all exhibits and schedules referred to herein.
     “Company Intellectual Property” means Intellectual Property owned by the Company.
     “Company IP Agreements” means (a) licenses of Intellectual Property by the Company to any third party, (b) licenses of Intellectual Property by any third party to the Company , (c) agreements between the Company and any third party relating to the development or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.
     “Competing Transaction” means any of the following: (a) any merger, consolidation, capital exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (b) any sale, exchange, transfer or other disposition or issuance of any of the Shares or any other registered capital, share capital or other ownership interests in the Company (including any financing of the Company), or (c) any other transaction the consummation of which would reasonably be expected to impede, prevent or materially delay the transactions contemplated by this Agreement.
     “Contracts” means all contracts, agreements, covenants, commitments and other instruments of any kind, whether oral or written, to which the Company is a party or to which any Assets (as defined below) of the Company are bound.
     “Environmental Laws” means any Law and any enforceable judicial or administrative interpretation thereof relating to pollution or protection of the environment or natural resources.
     “Governmental Authority” means any Chilean governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered into by or with any Governmental Authority.
     “Guaranty” means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, Liabilities or obligations of others, directly or indirectly, in any manner.
     “Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated byphenyls, (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law and (c) any other chemical, material or substance which is regulated by any Environmental Law.
     “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, statutory invention registrations together with all reissuances, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof and all rights therein provided by Law or international treaties and conventions; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights in connection with the foregoing; and (g) all copies and tangible embodiments thereof.

     “Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment or decree.
     “Liabilities” means any liability, debt or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, and whether accrued or unaccrued, any and all Actions, damages, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs, expenses, including, without limitation, fees and disbursements of counsel and experts.
     “Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.
     “Liens” means any liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects, conditions or other encumbrances, restrictions or limitations of any nature whatsoever, including any restriction on the use, voting, transfer or other exercise of any attributes of ownership.
     “Material Adverse Effect” means any change in or effect on the business of the Company that individually, or together with all other such changes and effects, (a) is or could reasonably be expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), condition, prospects or results of operations of the Company or (b) could reasonably be expected to materially adversely affect the ability of the Buyers to operate or conduct the business of the Company in the manner in which it is currently operated or conducted after the Closing Date.
     “Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction.
     “Person” means any natural person, corporation, limited liability corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.
     “Subsidiary” of a specified Person means a Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person.
     “Tax” means any Chilean, national, provincial, or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, all gross receipts, sales, use, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, assets, minimum income, environmental, customs, duties, real property, personal property, capital stock, social security obligations or contributions, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
     “Transaction Documents” means this Agreement and its Schedules and the Escrow Agreement.
     “US$” or “$” means the lawful currency of the United States of America.
ARTICLE 2
Purchase of Capital; Consideration
2.1 Capital to be Purchased. Subject to the terms and conditions set forth herein, at the Closing, each of the Sellers shall sell, assign, transfer, convey and deliver, or caused to be sold, assigned, transferred, conveyed and delivered, to the Buyers, and the Buyers shall purchase from each of the Sellers, all of such

Seller’s right, title and interest in and to the Shares, which, in the aggregate, represents all of the outstanding contributed registered capital of the Company.
2.2 Consideration.
     (a) In consideration of the sale of the Shares by the Sellers to Buyer, Buyers shall deliver an aggregate of US$133,333 per Share in immediately available funds payable as follows:
          (i) OPKO Chile shall deliver to Volta at Closing an aggregate of US$7.2 million; and to FASA US$7,066,667. In turn, OPKO shall deliver to FASA Chile US$133,333. All those amounts shall be delivered in immediately available funds (the “Closing Consideration”).
          (ii) OPKO Chile shall deliver to Escrow Agent at Closing an aggregate of US$1.6 million in immediately available funds (“Escrow Consideration”) 50% of which shall be allocated to each of Volta and FASA, and to be held in escrow (as part of the “Escrow Fund”) pursuant to the escrow agreement (the “Escrow Agreement”) with an escrow agent selected by the Parties (the “Escrow Agent”) substantially in the form of Exhibit A hereto.
ARTICLE 3
Representations and Warranties of Buyer
     In order to induce each of the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, each Buyer makes the representations and warranties set forth below to each of the Sellers as of the date hereof and as of the Closing Date.
3.1 Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the state of its formation.
3.2 Authorization; Enforceability. Buyer has all necessary corporate power and authority to execute and deliver the Transaction Documents, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action. This Agreement has been, and upon execution the Escrow Agreement shall have been, duly and validly executed and delivered by Buyer and constitutes, and upon execution the Escrow Agreement shall constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms.
3.3 No Violation or Conflict. The execution and delivery of the Transaction Documents by Buyer, the consummation by Buyer of the transactions contemplated hereby and thereby, and compliance by Buyer with the provisions hereof and thereof do not and will not (a) violate or conflict with any provision of Buyer’s Organizational Documents; (b) violate or conflict with any Law applicable to Buyer; and (c) with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, or give to others any right of acceleration of performance, termination, amendment or cancellation of, or result in the creation of any Lien upon any property or assets of, Buyer pursuant to any instrument, contract, obligation or agreement to which Buyer is a party or by which Buyer or its properties may be bound or effected, in each case which would materially adversely affect the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

ARTICLE 4
Representations and Warranties of each of the Sellers relating to the Company and to the sellers
     In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers, separately, make the representations and warranties set forth below to OPKO Chile as of the date hereof and as of the Closing Date.
4.1 Organization. The Company has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. The Company has all requisite right, power and authority to (a) own or lease and operate its properties and (b) conduct its business as presently conducted. The Company is not in violation of any provision of its Organizational Documents.
4.2 Authorization; Enforceability. Each of the Sellers has all necessary power and authority to execute and deliver the Transaction Documents, to carry out its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by each of the Sellers and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all requisite action. This Agreement has been, and upon execution the Escrow Agreement shall have been, duly and validly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligations of each of the Sellers, enforceable in accordance with their respective terms.
4.3 No Violation or Conflict. The execution and delivery of the Transaction Documents by each of the Sellers, the consummation of the transactions contemplated thereby, and compliance with the provisions thereof, do not and will not: (a) violate or conflict with any provision of each of the Sellers ’s Organizational Documents; (b) violate or conflict with any Law applicable to each of the Sellers; and (c) with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, or give to others any right of acceleration of performance, termination, amendment or cancellation of, or result in the creation of any Lien upon any property or assets of each of the Sellers, including the Shares, pursuant to any instrument, contract, obligation or agreement to which each of the Sellers is a party or by which each of the Sellers or their respective properties may be bound or affected.
4.4 Subsidiaries. The Company has no Subsidiaries or equity interest in any other person.
4.5 Capitalization. The Company’s authorized share capital, the names of the holders thereof and the amount of capital held by each such holder, is set forth on Schedule 4.5. Except as set forth in Schedule 4.5, the Shares are owned by each of the Sellers free and clear of all Liens, rights of first refusal, shareholder agreements other than the shareholders agreement existing between the Sellers, which shall terminate upon Closing, preemptive rights, charges and other encumbrances and agreements of any nature whatsoever. None of the Shares were issued in violation of any Law, preemptive rights or rights of first refusal or other agreement or rights. At the Closing, each of the Sellers will transfer and convey, and Buyer and its designee will acquire good and valid title to the Shares, free and clear of all Liens.
4.6 Rights, Warrants, Options. Other than the Shares, there are no shares of capital stock, other equity interests, stock options, warrants, notes, convertible securities, rights of first refusal, preemptive rights, subscription rights, stock appreciation, phantom stock or other rights, arrangements or commitments of any character outstanding to which each of the Sellers is a party or by which each of the Sellers is bound or relating to the issued or unissued capital stock, registered capital or equity interests of the Company or obligating the Company to issue or sell any shares of capital stock or other equity interests in the Company.
4.7 Financial Statements; Books and Records. As of (i) the date hereof, the Company has delivered a true and complete copy of (A) the audited consolidated balance sheet of the Company for the fiscal years ended December 31, 2008 and 2007, and the audited consolidated profit and loss statement and statement of cash flows for the fiscal years ended December 31, 2008 and 2007, including any related notes and schedules thereto, certified by the Company’s independent registered public accounting firm pursuant to their audit of the financial records of the Company, and (B) the audited consolidated balance sheet of the Company as of June 30, 2009 (the “Reference Balance Sheet”) and the audited consolidated profit and loss statement and statement of cash flows for the three months ended June 30, 2009 and 2008, including any related notes and schedules thereto (collectively, the “Financial Statements”). The Financial Statements: (1) have been prepared in accordance with the books of account and records of the Company; (2) fairly present, and are true, correct and complete statements of, the consolidated financial condition of the Company and the results of its operations at the dates and for the periods specified in those statements; and (3) have been prepared in accordance with Chilean generally accepted accounting principles (“GAAP”), consistently applied. In addition, Sellers have delivered to Buyers the Financial Statements in accordance with U.S. generally accounting principles.
4.8 Absence of Undisclosed Liabilities. The Company has no Liabilities or commitments of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than (a) those incurred since June 30 in the ordinary course of business consistent with past practice and which do not and could not, individually or in the aggregate, have a Material Adverse Effect, or (b) as disclosed and accrued for or reserved against in the Reference Balance Sheet.
4.9 Accounts and Notes Receivable and Payable. Set forth on Schedule 4.9 is a true and complete aged list of unpaid accounts and notes receivable owing to and owed by the Company as of the date hereof. All of such accounts and notes receivable and payable constitute only bona fide, valid and binding claims arising in the ordinary course of the Company’s business.
4.10 Absence of Material Adverse Effects. Since June 30, 2009, the Company has conducted its business only in the ordinary course of business consistent with past practice and, since such date: (a) there has been no Material Adverse Effect; and (b) the Company has not engaged or agreed to engage in any of the actions described in Section 5.1.
4.11 Significant Customers and Suppliers. Listed in Schedule 4.11 are the names of the twenty-five (25) most significant customers (measured by Chilean peso volume) of the Company (the “Significant Customers”) during the fiscal years ended December 30, 2008 and December 31, 2007, and the amount for which each such Significant Customer was invoiced during such periods. Since December 31, 2007, no Significant Customer, in a manner adverse to the Company, (i) has canceled, suspended or otherwise terminated its relationship with the Company, (ii) has advised the Company of its intention to cancel, suspend or terminate its relationship or to materially decrease its purchase of the products or services of the Company or to change the terms upon which it purchases products or services, or (iii) could reasonably be expected to cancel, suspend or terminate its relationship or to decrease its purchase of the products or services of the Company as a result of the consummation of the transactions contemplated hereby.
4.12 Tax Matters. All Tax returns and other similar documents required to be filed with respect to the Company have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such returns and documents are required to be filed, all of the foregoing are true, correct and complete and reflect accurately all liabilities for Taxes of the for the periods to which such returns and documents relate, and all amounts shown as owing thereon have been paid. All Taxes, if any, collectible or payable by the

Company or relating to or chargeable against any of their assets, revenues or income through the Closing Date were fully collected and paid by such date or provided for by adequate reserves in the Financial Statements and all similar items due through the Closing Date will have been fully paid by that date or provided for by adequate reserves in the Financial Statements. No claims or deficiencies have been asserted against the Company with respect to any Taxes which have not been paid or otherwise satisfied or for which accruals or reserves have not been made in the Financial Statements, and there exists no reasonable basis for the making of any such claims. There are no tax liens on any asset of the Company.
4.13 Assets. The Company owns, leases or has the legal rights to use all properties and assets (tangible and intangible), including the Leased Real Property and Company Intellectual Property, used or intended to be used in the conduct of the Company’s business (the “Assets”). The Company has good and marketable title or leasehold interest to each Asset, free and clear of all Liens. The Assets constitute all of the assets and rights required to operate the business of the Company as previously conducted and as contemplated to be conducted. All of the Assets are in good operating condition and repair, ordinary wear and tear excepted.
4.14 Intellectual Property.
     (a) Schedule 4.14(a) sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Company Intellectual Property, (ii) all Company IP Agreements, and (iii) other Company Intellectual Property material to the Company’s business.
     (b) The Company is the exclusive owner of the entire right, title and interest in and to the Company Intellectual Property, and has a valid license to use the Licensed Intellectual Property in connection with the Company’s business. The Company is entitled to use all Company Intellectual Property and Licensed Intellectual Property in the continued operation of the Company’s business without limitation, subject only to the terms of the Company IP Agreements. The Company Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part, and are valid and enforceable.
     (c) The conduct of the Company’s business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, and no Action alleging any of the foregoing are pending, and no Action has been threatened or asserted against any Seller, the Company alleging any of the foregoing, except as listed in Schedule 4.14. To the knowledge of the Company, no Person is engaging in any activity that infringes the Company Intellectual Property.
     (d) No Company Intellectual Property is subject to any outstanding Governmental Order restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.
4.15 Real Property.
     (a) The Company does not own or hold property title to any real estate.
     (b) Schedule 4.15(b) sets forth the street address of each parcel of real property leased by the Company (the “Leased Real Property”). The Company has previously delivered to Buyer true and complete copies of all of the lease agreements, as amended to date (the “Leases”) relating to the Leased Real Property. The Company enjoys peaceful and undisturbed possession of the Leased Real Property.
4.16 Compliance with Environmental Laws. The Company is in compliance with, and has always been in compliance with, all Environmental Laws. There have been no Governmental Orders issued against the Company for impairment, damage, injury or adverse effect to the environment or public health and, to the knowledge of each of the Sellers and the Company after due inquiry, there have been no private complaints with respect to any such matters, and there are no circumstances that would form the basis of any such Governmental Orders.
4.17 Employment Matters.
     (a) Employment Agreements. Schedule 4.17(a) sets forth all employment, consulting, severance and indemnification arrangements, agreements, or understandings between the Company and any officer, director, advisory board member, consultant or employee (the “Employment Agreements”). The Company has previously delivered to the Buyers true and complete copies of all of the Employment Agreements. No such Employment Agreement (i) will require any payment by the Company or Buyer to any director, officer, advisory board member, consultant or employee of the Company, or any other Person, by reason of the transactions contemplated by this Agreement, or (ii) provides for the acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of the Company in favor of any such Persons by reason of the transactions contemplated by this Agreement.
     (b) Personnel. Schedule 4.17(b) contains the names, job descriptions and annual salary rates, bonus payments and other compensation of any kind of all officers, directors, advisory board members, consultants and employees of the Company (including compensation paid or payable by the Company under the Plans (as hereafter defined).
     (c) Employment Laws. The Company has complied with all applicable employment Laws, including payroll, withholding and related obligations, benefits and social security, and does not have any obligation in respect of any amount due to employees of the Company or Governmental Authorities, other than normal salary, other fringe benefits, severance payment and contributions accrued but not payable on the date hereof.
     (d) Policies. Schedule 4.17(d) contains a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or, if oral, an accurate written summary thereof) has been previously delivered to Buyer.
     (e) Employee Benefit Plans. The Company offers no benefit to its employees other than those required by law.
4.18 Labor Relations. There is no strike or dispute pending or threatened involving any employees of the Company. No unfair labor practice complaints are pending or threatened against the Company, and no Person has made any claim, and there is no basis for any claim, against the Company under any Law relating to employees or employment practices, including without limitation those relating to age, sex or racial discrimination, conditions of employment, wages or hours. There are no unions of which the employees of the Company are members.
4.19 Contracts. Schedule 4.19 sets forth a list of all Contracts (oral or written) to which the Company is a party, or by which any of its assets are bound or affected, which is material to the Company’s business (“Material Contracts”).
     Except as disclosed in Schedule 4.19:

          (i) the Material Contracts are each in full force and effect and are the valid and legally binding obligations of the Company which is a party thereto and, are valid and legally binding obligations of the counterparties thereto;
          (ii) The Company is not in breach of any of the Material Contracts, in a manner which could give rise to a Material Adverse Effect, or is in substantial violation of, or default under, any of the Material Contracts, and no counterparty is in breach or violation of, or default under, any Material Contract except as listed in Schedule 4.19(ii); and
          (iii) The Company has not received any claim of default and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default.
     Schedule 4.19 further identifies each Material Contract which would require the Company to give notice to, or obtain the consent of, another party to such Material Contract as a result of transactions contemplated by this Agreement.
4.20 Products and Services.
     (a) Schedule 4.20 lists (i) each product developed, licensed, distributed or sold by the Company (collectively, the “Products”) and (ii) each service provided by the Company (collectively, the “Services”). Each Product has been distributed or sold in accordance with, and each Service has been provided in compliance with, the applicable contractual commitments, express or implied warranties, product and service specifications and quality standards for such Product and Service, and the provisions of all applicable Laws. No Product or Service sold, provided or delivered by the Company is subject to any guaranty, warranty (other than warranties imposed by Law) or other indemnity, other than as set forth in Schedule 4.20(a).
     (b) At no time have any of the Products been recalled, withdrawn or suspended by the Company, voluntarily or otherwise; nor are there any pending Actions or proceedings seeking the recall, withdrawal, suspension or seizure of any Product; and neither the Company has received any regulatory letters, warning letters, or other notice of adverse findings, except as provided in Schedule 4.20(b).
     (c) There exist no set of facts: (i) which could furnish a basis for the withdrawal or suspension of any Permit, license, approval or consent of any Governmental Authority with respect to the Company, or any Product or Service; (ii) which could furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any clinical testing of any Product, or the change in marketing classification of any Product or (iii) which could furnish a basis for the termination or suspension of any Service, except as provided in Schedule 4.20(b).
4.21 Related Parties. Except as set forth in Schedule 4.21, no officer, director, or shareholder of the Company, nor any relative or spouse of such officer, director or shareholder, nor any Seller, has, directly or indirectly, (a) any ownership interest in any property or asset, tangible or intangible, including any Company Intellectual Property, used in the conduct of the Company’s business; (b) any interest in or is, directly or indirectly, a party to, any Contract, except as provided in Schedule 4.19; (c) any cause of action or claim whatsoever against, or owes any amount to, the Company except as provided in Schedule 4.19, or (d) any Liability to the Company. Except as set forth in Schedule 4.21, the Company has no Liability to any Seller or its Subsidiaries or its or their Representatives (as defined below). Accounts payable to Farmindustria S.A., a company related to Volta, are listed in Schedule 4.9. and not in Schedule 4.21.
4.22 Absence of Certain Business Practices. None of the Sellers, the Company or any of their respective directors, officers, employees, agents, advisors or representatives (“Representative”) (in their capacity as Representatives) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company’s business; (b) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under applicable Law; or (c) made any unlawful payment to any customer or supplier of the Company or any officer, director, partner, employee or agent of any such customer or supplier or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Company’s business.
4.23 Compliance with Laws. Except as set forth in Schedule 4.20(b), the Company is in compliance with all Laws applicable to it, its business or properties. The Company has not received notification from any Governmental Authority asserting that it is not in compliance with or has violated any Laws, or threatening to revoke any authorization, consent, approval, franchise, license, or Permit, and the Company is not subject to any Governmental Order, agreement or consent decree with any Governmental Authority arising out of previously asserted violations.
4.24 Legal Proceedings. There is no Action, mediation or out-of-court settlement negotiation by or against the Company or affecting any of the Assets or business of the Company pending, or to the knowledge of the Company or any each of the Sellers after due inquiry, threatened. No person who is or was a director or officer of the Company is a party to any pending or threatened Action, mediation or out-of-court settlement negotiation in their capacity as directors or officers of the Company. Neither the Company nor any Asset is subject to any Governmental Order, nor is any Governmental Order threatened or pending.
4.25 Approvals and Filings. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority or other Person is required to be made by the Company in connection with the execution, delivery or performance of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby.
4.26 Brokers. Neither the Company nor any Seller has employed any financial advisor, broker or finder or incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by the Company or the Buyers.
4.27 Title to Securities. Each of the Sellers is the legal and beneficial owner of the Shares, respectively, and such Shares are owned free and clear of all Liens, rights of first refusal, shareholder agreements other than the shareholders’ agreement existing between the Sellers and to be terminated upon Closing, preemptive rights, charges and other encumbrances and agreements of any nature whatsoever. At the Closing, each of the Sellers will transfer and convey, and each Buyer will acquire, good and valid title to the Shares, free and clear of all Liens.
ARTICLE 5
Covenants
     During the period from the date of this Agreement through the Closing Date, each of the Company, the Sellers and the Buyers, as applicable, agree to perform the covenants set forth below.

5.1 Interim Operations of the Company.
     (a) Except as otherwise approved in writing by Buyer, the Company shall, and each of the Sellers shall cause the Company to, operate its business in, and not take any action except in, the ordinary course consistent with past practice and to preserve intact their respective business organizations, Assets, Intellectual Property, and the current relationships and goodwill of their customers, suppliers and others with whom it has significant business relations.
     (b) The Company, and each of the Sellers shall cause the Company not to, during the period from the date of this Agreement to the Closing Date, except with the prior written consent of Buyer, directly or indirectly;
          (i) amend or otherwise change the Organizational Documents of the Company;
          (ii) issue, sell, dispose of, create a Lien on, or authorize the issuance, sale, disposal or creation of any Lien on, (A) any capital stock of, or other ownership interests in, the Company, including the Shares (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, convertible securities or other rights to acquire the foregoing, or (B) any Asset or property right, except for sales of inventory in the ordinary course of business consistent with past practice;
          (iii) redeem, purchase, reclassify, combine, split, subdivide, change the terms of, or otherwise acquire, any capital stock of, or other ownership interests in, the Company;
          (iv) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any capital stock of, or other ownership interests in, the Company;
          (v) with respect to the Company create, incur or assume any indebtedness or any Liability, including granting or becoming subject to any Guaranty in excess of $100.000;
          (vi) with respect to the Company make or commit to make any capital expenditures in excess of $10.000;
          (vii) with respect to the Company, except in the ordinary course of business consistent with past practice, discharge or otherwise obtain the release of any Lien or pay or otherwise discharge any Liability;
          (viii) with respect to the Company except in the ordinary course of business consistent with past practice, write off the value of any assets, inventory or any accounts receivable or increase the reserves for obsolete, damaged, spoiled or otherwise not usable inventory or doubtful or uncollectable receivables;
          (ix) increase the compensation payable or to become payable to directors, officers or employees of the Company, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any such person or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the Company;
          (x) with respect to the Company, acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any Person or assets (other than the acquisition of inventory in the ordinary course of business);

          (xi) alter the manner of keeping the books, accounts or records, or change in any manner the accounting practices, methods or assumptions therein reflected, of the Company;
          (xii) amend, terminate, cancel or compromise any material claims of the Company or waive any other material rights of the Company;
          (xiii) with respect to the Company, delay or postpone the payment of accounts payable or other Liabilities;
          (xiv) take or omit to take any action which is intended to render any of each of the Seller’s representations or warranties untrue or misleading, or which would be a material breach of any of each of the Sellers’ covenants or agreements;
          (xv) allow any Permit to lapse or terminate or fail to renew any Permit;
          (xvi) take any action which is intended to have a Material Adverse Effect or which is intended to delay the consummation of the transactions contemplated by this Agreement;
          (xvii) with respect to the agreements listed in Schedule 4.19, amend, terminate, cancel, waive any rights thereunder or take any action with respect to the same, other than amending the terms of the Convenio de Distribución between Laboratorio Volta S.A. and Pharma Genexx S.A. dated December 12, 2006 so that Pharma Genexx S.A. may not terminate the same before April 15, 2010 or such other earlier date on which OPKO Chile releases, at its own discretion, the amount held in escrow pursuant to the Escrow Agreement, with a prior written notice of at least 75 days; or
          (xviii) agree, whether in writing or otherwise, to do any of the foregoing.
5.2 Due Diligence Review. The Buyers shall be entitled to continue prior to the Closing the due diligence review of the assets, properties, books, records and other information of the Company. The Company shall (and shall cause its directors, officers, employees, auditors, counsel and agents to), afford Buyers and Buyers’ officers, employees, auditors, counsel and agents reasonable access at all reasonable times to the properties, offices, facilities, officers and employees, and to all books and records of the Company, and shall furnish such persons with all financial, operating and other data and information as may be requested.
5.3 Further Assurances. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including all such instruments of transfer as may be necessary or desirable to transfer ownership of the Shares to Buyer and its designee and to consummate the transactions contemplated by this Agreement.
5.4 Publicity. The parties agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Thereafter, unless otherwise required by applicable Law or the requirements of NYSE Amex or the Chilean Superintendencia de Valores y Seguros, each party shall use reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements or disclosures with respect to this Agreement or the transactions contemplated hereby.
5.5 Acquisition Proposals. The Company and each Seller agrees that neither it nor any of its Representatives will, directly or indirectly (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, a

Competing Transaction, (b) agree to or enter into any commitment or agreement relating to a Competing Transaction, (c) disclose any confidential information to any Person concerning the business or Assets of the Company in connection with any of the foregoing or (d) authorize any Representative to take any such action. The Sellers and the Company shall notify the Buyers promptly (and in any event within one day after attaining knowledge thereof) of receipt of any inquiry, contact or offer regarding a Competing Transaction, including all of the material terms thereof. The Company and the Sellers shall cease and cause to be terminated all existing discussions with any parties conducted heretofore with respect to any Competing Transaction.
5.6 Notification of Certain Matters. Each party shall promptly notify the other of (a) any Action that shall be instituted or threatened against such party or its Subsidiaries to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, (b) any occurrence or event which makes or could reasonably be expected to make any representation or warranty of such party untrue or inaccurate and (c) any breach by such party of any covenant or agreement to be complied with or satisfied in the Transaction Documents, provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
5.7 Company Actions. Each of the Sellers will cause the Company to perform all of the Company’s obligations set forth in the Transaction Documents, including causing the board of directors of the Company to unanimously approve and adopt this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and each of the Sellers shall vote all of the Registered Capital held by them in favor of the approval and adoption of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and shall not modify such approval or adoption in a manner adverse to Buyer.
ARTICLE 6
Additional Agreements
6.1 Survival of the Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing Date for a period of two (2) years, except for the representations and warranties set forth in Sections 4.12, 4.16 and 4.17 which shall survive for the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.
6.2 General Release. As additional consideration for the sale of the Shares pursuant to this Agreement, each of the Seller hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, the Company and their Representatives, from any and all rights, claims, demands, judgments, obligations, Liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company, which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of Law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other Liabilities of the Company, except as provided in Schedule 6.2 . The Sellers expressly intend that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by the Sellers.

6.3 Indemnification.
     (a) Indemnification. Each of the Sellers agree, separately, to indemnify and hold harmless OPKO and their respective affiliates and their respective Representatives, successors and assigns (the “Buyer Indemnified Parties”) from, against and in respect of, the full amount of:
          (i) any and all Liabilities arising from, in connection with any breach or violation of (A) any representation or warranty of each of the Sellers contained in this Agreement or in any schedule or exhibit hereto, and (B) any covenant or agreement of each of the Sellers contained in this Agreement;
          (ii) any other Taxes related to or arising from the transactions contemplated hereby or in contemplation hereof by reason of any Liability for Taxes of the Company’s shareholders and assessed by any taxing authority against the Sellers, their shareholders, the Company, either before or after the Closing Date;
          (iii) any and all Liabilities related to or arising from any products or services delivered by the Company prior to the Closing Date, including Liabilities for product recalls, product defects, warranty claims, personal injury or death. It is expressly agreed that, in connection with any claims filed by Central Nacional de Abastecimiento with respect to products delivered on or prior to Closing, Sellers will only indemnify the difference, if any, between the amount of any fines so imposed by Central Nacional de Abastecimiento and the amount of any payment, set-off or such other compensation that the Company agrees, according to past practice, and receives from the supplier of the product giving rise to such claim; and
          (iv) any and all Actions, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.
     (b) Indemnification Procedure as to Third Party Claims.
          (i) Promptly after a Buyer Indemnified Party obtains knowledge of the commencement of any third party Action (any such Action being hereinafter referred to in this Section 6.3 as a “Claim”), in respect of which a Buyer Indemnified Party is entitled to indemnification under this Agreement, the Buyer Indemnified Party shall notify each of the Sellers of such Claim in writing. With respect to any Claim as to which such notice is given, the Sellers will assume and control the defense or otherwise settle such Claim with counsel reasonably satisfactory to the Buyer Indemnified Party and experienced in the conduct of Claims of that nature at the Sellers’ sole risk and expense; provided, however, that the Buyer Indemnified Party (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to it at its expense, and (2) shall cooperate fully with the Sellers in the defense and any settlement of such Claim in any manner reasonably requested by the Sellers. The Sellers shall not make any settlement of any claims without the written consent of the Buyer Indemnified Party.
          (ii) If the Sellers fail to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fail reasonably to contest such Claim in good faith, or the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Buyer Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim at the respective Sellers’ expense, provided, however, that (A) each of the Sellers shall cooperate with the Buyer Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Buyer Indemnified Party, and (B) the Buyer Indemnified Party shall not settle such Claim without the written consent of each of the Sellers, which consent shall not be unreasonably withheld or delayed.

6.4 Confidentiality. Each of the Sellers acknowledge that the Company Intellectual Property, the Licensed Intellectual Property and all other confidential or proprietary information with respect to the business and operations of the Company are valuable, special and unique. Each of the Sellers shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any Company Intellectual Property, Licensed Intellectual Property, confidential or proprietary information with respect to the Company, the Buyers, whether or not for the each of the Seller’s own benefit, without the prior written consent of the Buyers. Each of the Sellers acknowledge that Buyers would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.
6.5 Continuing Obligations. The restrictions set forth in Section 6.4 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and the Buyers. The Buyers and the Sellers acknowledge that Buyers would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Buyers in the event the covenants contained in Section 6.4 were not complied with in accordance with their terms. Accordingly, the Sellers agree that any breach or threatened breach by any of them of any provision of 6.4 shall entitle each Buyer to injunctive and other equitable relief to secure the enforcement of these provisions, without posting a bond, in addition to any other remedies which may be available to each Buyer, and that the relevant Buyer shall be entitled to receive from the Sellers reimbursement for all attorneys’ fees and expenses incurred by Buyer in enforcing these provisions. It is the desire and intent of the parties that the provisions of Section 6.4 be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement is sought.
ARTICLE 7
Closing; Conditions Precedent; Termination
7.1 Closing. The transfers and deliveries to be made pursuant to this Agreement (the “Closing”) shall take place at the offices of Claro y Cía. at Apoquindo 3.721, 13th Floor, Santiago, on or around October 5, 2009 (the “Closing Date”), or on such other date and at such other place as may be agreed to by the parties. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.
     (a) At the Closing, each Seller shall deliver to each Buyer (i) the relevant share certificates issued by the Company evidencing the ownership of the Shares owned by such Seller, together with a duly completed stock transfer form (traspaso de acciones) in the name of the OPKO and OPKO Chile with respect to one Share by each Seller, (ii) with respect to the Sellers, a true and notarized abstract of the resolution duly and validly adopted by their respective Boards of Directors evidencing its authorization of the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, or alternatively (iii) a notarized power of attorney issued by each Seller appointing the attorney in fact authorized to sign the Transaction Documents on their behalf; (iv) an executed counterpart of the Escrow Agreement, (v) such documents as are required to be delivered by such Seller to satisfy the conditions set forth in Section 7.2, and (vii) such other documents and instruments as Buyer may reasonably request.
     (b) At the Closing, the Buyers shall (i) deliver the Closing Consideration to the Sellers pursuant to Section 2.2(a)(i), (ii) deliver the Escrow Consideration to the Escrow Agent pursuant to Section 2.2(a)(ii) and (iii) deliver to the Sellers a copy of the estatutos of Buyers evidencing their authorization of the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby; (iv)

deliver an executed counterpart of the Escrow Agreement, and (v) such documents as are required to be delivered by Buyer to satisfy the conditions set forth in Section 7.2.
     Promptly after the above Closing actions, the Company’s directors will register or cause to be registered the Buyers in the Company’s shareholders’ book as the new sole shareholders of the Company.
7.2 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions.
     (a) Representations and Warranties. The representations and warranties of each of the Sellers contained in this Agreement and in any certificate or other document delivered pursuant to this Agreement shall have been true and correct when made and shall be true and correct in all material respects (except for those representations and warranties which are by their terms qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date (except to the extent such representations and warranties are as of another date, in which case as of such date) with the same force and effect as though made on and as of such date.
     (b) Covenants. The covenants and agreements of each of the Sellers contained in this Agreement to be performed or complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects.
     (c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.
     (d) Certificate. The Company and each of the Sellers shall have delivered to Buyer a certificate executed by the Chief Executive Officer of the Company and such Seller (or by Seller if an individual), dated the Closing Date, certifying in such detail as Buyers may reasonably request, that the conditions specified in Sections 7.2(a), (b) and (c) above have been fulfilled and as to such other matters as Buyers may reasonably request.
     (e) Consents. The Company and each of the Sellers shall have obtained, each in form and substance satisfactory to Buyers, (i) the consents and approvals that should be obtained according to applicable laws and regulations, if any, and (ii) all other consents and approvals of Governmental Authorities and other Persons required, or which Buyer deems necessary, to consummate the transactions contemplated by this Agreement, in each case which shall have been obtained without the imposition of any adverse terms or condition which would adversely affect Buyers or its ability to operate the Company after the Closing.
     (f) Each of the members of the board of directors of the Company shall have resigned and deliver the Company with a full and complete release of any and all claims such persons have or may have against the Company.
     (g) Each of the Sellers shall comply with its respective obligation to close the transaction contemplated hereunder.
7.3 Conditions Precedent to the Obligations of each of the Sellers and the Company. The obligations of each of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions.
     (a) Representations and Warranties. The representations and warranties of Buyers contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall have been true and correct when made and shall be true and correct in all material respects (except for those representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects) as of the Closing Date (except to the extent such representations and warranties are as of another date, in which case as of such date) with the same force and effect as though made on and as of such date.
     (b) Covenants. The covenants and agreements of Buyers contained in this Agreement to be performed or complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects.
7.4 Termination.
     (a) This Agreement and the transactions contemplated hereby may be terminated prior to the Closing:
          (i) at any time by mutual consent of the parties;
          (ii) by either party if the Closing has not occurred on or prior to [December 31, 2009] (the “Termination Date”), provided that the failure of the Closing to occur by such date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder;
          (iii) by either party if there shall be any Governmental Order that is final and non-appealable having the effect of making the purchase of the Registered Capital or the issuance of the Shares to the Sellers illegal;
          (iv) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Seller set forth in this Agreement or if any representation or warranty of the Company or any Seller shall have become untrue, such that, in either case, the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, provided, however, that if such breach is curable by the Company or such Seller, as applicable, the Agreement may not be terminated by Buyer for so long as the Company or Seller, as applicable, continues to exercise its best efforts to cure such breach, unless such breach is not cured with 15 days after notice of such breach is provided by Buyer; or
          (v) by the Sellers, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement or if any representation or warranty of Buyer shall have become untrue, such that, in either case, the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, provided, however, that if such breach is curable by Buyer, the Agreement may not be terminated by the Sellers for so long as Buyer continues to exercise its best efforts to cure such breach, unless such breach is not cured with 15 days after notice of such breach is provided by the Sellers.
     (b) If this Agreement is terminated pursuant to this Section 7.4, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses (iv) and (v) above, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement; provided that any termination of this Agreement pursuant this Section shall not relieve any party from any liability for the breach of any representation, warranty or covenant contained in this Agreement or be deemed to constitute a waiver of any remedy available for such breach.

ARTICLE 8
Miscellaneous
8.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Buyer shall also be sent to OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, Attn: Deputy General Counsel, Fax (305) 575-4140.
8.2 Entire Agreement. This Agreement, its schedules and exhibits, contain every obligation and understanding between the parties relating to the subject matter hereof, merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.
8.3 Assignment. This Agreement may not be assigned by any party without the written consent of the other parties; provided that Buyer may assign this Agreement to a Subsidiary, whether such Subsidiary currently exists or is formed in the future. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.
8.4 Waiver and Amendment. Any waiver, extension or amendment of this Agreement shall be evidenced by an instrument in writing executed on behalf of the appropriate party. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.
8.5 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
8.6 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.
8.7 Expenses. Each party agrees to pay, without right of reimbursement from the other party, the costs (hereafter referred to as “Costs”) incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.
8.8 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
8.10 Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.
8.11 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.
8.12 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the Chile without reference to the choice of law principles thereof.
8.13 Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with Chilean law. Any dispute or controversy between the parties, by arising from or related to this Agreement and the parties of this Agreement shall be finally settled by an árbitro mixto designated by mutual agreement of the parties or in case the parties do not agree in the appointment of the arbitrator, it shall be appointed by the Santiago Chamber of Commerce, for which purpose the parties hereby grant an special power of attorney so that it may, upon written request of any of the parties, appoint the arbitrator from the list of the Centro de Arbitraje y Mediación de Santiago. The arbitration procedure shall take place in Santiago de Chile and shall be conducted in the Spanish language.

     IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

Buyer: OPKO CHILE LIMITADA

By:

Name:
Title:

INVERSIONES OPKO LIMITADA

By:

Name:
Title:

Apoquindo 3.721, piso 13 Las Condes, Santiago Tel: 367 30000 Attn.: Matías de Marchena e-mail: mdemarchena@claro.cl

With copies to:

OPKO HEALTH, INC. 4400 Biscayne Boulevard Miami, Florida 33137 USA Attn: Kate Inman Facsimile: (305) 575-4138

COMPANY:

Pharma Genexx S.A.

By:

Name:
Title:

Sellers: Farmacias Ahumada S.A.

By:

Name:
Title:

[Address] Attn: Facsimile:

FASA Chile S.A.

By:
Name:
Title:

[Address] Attn: Facsimile:

Laboratorio Volta S.A.

By:

[Address] Facsimile:

Company:

EXHIBIT A
Form of Escrow Agreement